UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2018

iFresh, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38013	82-066764
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2-39 54th Avenue Long Island City, NY11101
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-10-60846616

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On October 19, 2018, iFresh, Inc. (the “Company”) and certain institutional investors entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to such investors an aggregate of 1,275,000 shares of common stock (the “Common Stock”) in a registered direct offering and warrants to purchase up to approximately 1,170,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $2.55 million (the “Financing”). The warrants will be exercisable immediately following the date of issuance and have an exercise price of $2.25. The warrants will expire 5 years from the earlier of the date on which the shares of Common Stock issuable upon exercise of the warrants may be sold pursuant to an effective registration statement or may be exercised on a cashless basis and be immediately sold pursuant to Rule 144. The purchase price for each share of Common Stock and the corresponding warrant is $2.00. Each warrant is subject to anti-dilution provisions that require adjustment of the number of shares of Common Stock that may be acquired upon exercise of the warrant, or to the exercise price of such shares, or both, to reflect stock dividends and splits, subsequent rights offerings, pro-rata distributions, and certain fundamental transactions. The warrants also contain “full ratchet” price protection in the event of subsequent issuances below the applicable exercise price.

Concurrently with the execution of the Purchase Agreement, certain officers and directors of the Company entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they have agreed, among other things, not to sell or dispose of any shares of Company Common Stock which are or will be beneficially owned by them for sixty days following the closing of the Financing.

The Company currently intends to use the net proceeds from the Financing for improvements to its existing stores and for other general corporate and working capital purposes. The closing of the Financing took place on October 23, 2018.

The Company entered into a letter agreement dated March 26, 2018, as amended on June 18, 2018 and subsequently October 18, 2018 (the “Letter Agreement’) with Maxim Group LLC, as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the sole lead/exclusive placement agent in connection with the Financing.  The Company agreed to pay the Placement Agent an aggregate fee equal to 7% of the gross proceeds raised in the Financing. The Company also agreed to reimburse the Placement Agent for certain expenses, including for fees and expenses related to legal expenses limited to $100,000.

A copy of the Letter Agreement, as amended, form of the Purchase Agreement, form of the Lock-up Agreement, and form of warrants are attached hereto as Exhibits 10.1, 10.2, 10.3, and 4.1, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Letter Agreement, Purchase Agreement, the Lock-up Agreement and the warrants are subject to, and qualified in their entirety by, such documents.

On October 19, 2018, the Company issued a press release announcing the Financing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the warrants is hereby incorporated by reference into this Item 3.02.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.

5.1	Legal Opinion of Loeb & Loeb, LLP.

10.1	Letter Agreement, dated March 26, 2018, as amended, between iFresh, Inc. and Maxim Group LLC.

10.2	Form of Securities Purchase Agreement dated October 19, 2018, among iFresh, Inc. and certain institutional investors.

10.3	Form of Lock-up Agreement dated October 19, 2018, among iFresh, Inc. and certain individuals.

99.1	Press Release dated October 19, 2018.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2018	iFresh, Inc.

	By:	/s/ Long Deng
Name: Long Deng
Title: Chief Executive Officer

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